Exhibit 10.1

August 21, 2007

Mr. Barclay Corbus

230 Santa Paula Avenue

San Francisco, CA 94127

Dear Clay:

I am pleased to extend to you this written offer of employment for the position of Senior Vice President, Strategic Development.

Title and Duties

We will employ you for a two year period, beginning September 10, 2007 through September 10, 2009, to perform services for Clean Energy as Senior Vice President, Strategic Development, to develop strategic growth opportunities, acquisitions, financings and other activities as described below.

You agree to devote all of your business time, attention and energy to the performance of your duties as Senior Vice President, subject to the direction and control of the Board of Directors and policies of Clean Energy.  This position reports to the President and CEO.  It is understood that you will reside in Northern California, but travel to the Corporate Office as needed.

Primary responsibility is to develop strategic opportunities for the Company utilizing your investment banking experience.  This activity may include, but not be limited to, strategic growth initiatives, acquisitions, development of various financial structures that may enhance the growth of the Company and/or add to the value of the Company.  You will be a member of the Senior Executive Management Team and will work closely with the Board of Directors, CEO, CFO, Senior VP Sales & Marketing, Senior VP Operations, and the Vice Presidents of Finance and Leasing, and Development.

Compensation

Salary and Performance Bonus

As compensation for your services, you will be paid an annual salary of $260,000 in equal installments on the 15th and the last day of the month.  In addition, you will be eligible for a performance bonus at the rate of 50/70/100% based on criteria set by the Compensation Committee of the Board.

Signing Bonus

You will receive a signing bonus of $100,000 payable on September 10, 2007.

Stock Options

As part of Clean Energy’s 2007 employee incentive program, you will be entitled to receive Company stock options in total of 350,000 options at market price.

Benefits

You will be eligible for benefits as an employee of Clean Energy on the first day of the month following your date of hire.  Clean Energy’s benefits program currently provides that Clean Energy will pay 80% of the health insurance premiums for you and your dependent(s) if you elect coverage with the Company.  Your benefits will also include four weeks of paid vacation (20 business days).  Clean Energy reserves the right to change any of its benefit programs in its sole and absolute discretion.

Reimbursement for Necessary Business Expenses

Clean Energy will reimburse you for reasonable and necessary business and travel expenses incurred in the performance of your duties, provided that for each business and travel expense, it is a proper deduction on the federal and state income tax return for the Company and you present Clean Energy with adequate documentation (e.g. detailed receipt or paid bill) which sets forth the date, place and amount of the expenditure, an explanation of the business purpose for the expenditure, and the names, occupations, addresses and other information sufficient to establish a business relationship to Clean Energy concerning each person who was entertained and any other documentation required in the future by the Internal Revenue Service.

Company Vehicle

The Company will provide you with a natural gas vehicle and a home refueling appliance.  You agree to maintain a valid U.S. Driver’s License and to operate any vehicle driven on company business in a safe and prudent manner and in accordance with applicable laws.

Duty Not to Compete

While you are employed by Clean Energy, you shall not directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of Clean Energy, its parent, subsidiary or affiliated companies.

Adherence to Company Policies

You agree to abide by all company policies that are issued by the company during your employment, including the following policies, which are attached and incorporated hereby reference: confidentiality policy relating to company information, and arbitration agreement.

Termination of Agreement

You and Clean Energy agree that either you or Clean Energy may terminate the employment relationship, at will, at any time, with or without cause.  The offer of employment is contingent upon acceptable results of a pre-employment drug screen test, a thorough background check, and an insurable motor vehicle record (MVR), all conducted by Clean Energy’s third party contractor(s).

If this offer is acceptable to you, please sign the included copy of this letter in the space below for your signature and Attachments 1 and 2 and return them in the enclosed self-addressed envelope.  This offer will remain in effect through September 1, 2007 and will be officially withdrawn at close of business on that day.

Very truly yours,

/s/ Andrew J. Littlefair
Andrew J. Littlefair
President and CEO

                I have read this letter and accept the offer of employment on the terms and conditions set forth herein.

Date:

  August 21, 2007

By:

/s/ Barclay Corbus

Barclay Corbus

ATTACHMENT 1

I will not use or disclose during or after my employment, except as authorized by Clean Energy (“Company”) in the performance of my duties, Company Information that I have or will acquire (whether or not developed by me) during my employment by Company, its predecessor companies, and their subsidiaries or any companies, joint ventures or other operations in which Company has any interest.

The term “Company Information” as used in this Agreement means (a) information or any item of knowledge owned, acquired, or developed by Company not generally known in the relevant trade or industry, the use of which confers a competitive advantage over those that do not use or possess it including without limitation confidential information or knowledge about Company’s products, processes, services, research, exploration, reserves, engineering, manufacturing operations, computer programs, marketing, business plans, and methods of doing business; (b) other information or knowledge in Company’s possession, whether technical, business, or financial, the use or disclosure of which might reasonably be construed to be contrary to the interest of Company; and (c) information received from third parties under confidential conditions or with a restriction on use or disclosure.

I agree that upon termination of my employment for any reason I will turn over to Company all tangible embodiments of Company Information that I have in my possession and my obligations not to use or disclose Company Information will continue except that when Company Information becomes generally available to the public other than by my acts or omissions, it is no longer subject to the restrictions provision.

Date:

  August 21, 2007

By:

/s/ Barclay Corbus

Barclay Corbus

ATTACHMENT 2

Any controversy, dispute or claim between any employee and the Company, or its officers, agents or other employees, shall be settled by binding arbitration, at the request of either party.  The arbitrability of any controversy, dispute or claim under this policy shall be determined by application of the substantive provisions of the Federal Arbitration Act (9 U.S.C. sections 1 and 2) and by application of the procedural provisions of the California Arbitration Act.  Arbitration shall be the exclusive method for resolving any dispute; provided, however, that either party may request provisional relief from a court of competent jurisdiction, as provided in California Code of Civil Procedure Section 1281.8.

The claims which are to be arbitrated under this policy include, but are not limited to claims for wages and other compensation, claims for breach of contract (express or implied), claims for violation of public policy, wrongful termination, tort claims, claims for unlawful discrimination and/or harassment (including, but not limited to, race, religious creed, color, national origin, ancestry, physical disability, mental disability, gender identity or expression, medical condition, marital status, age, pregnancy, sex or sexual orientation ) to the extent allowed by law, and claims for violation of any federal, state, or other government law, statute, regulation, or ordinance, except for claims for workers’ compensation and unemployment insurance benefits.

The employee and the Company will select an arbitrator by mutual agreement.  If the employee and the Company are unable to agree on a neutral arbitrator, either party may elect to obtain a list of arbitrators from the Judicial Arbitration and Mediation Service, the American Arbitration Association, or any other reputable dispute resolution organization.

The demand for arbitration must be in writing and must be made by the aggrieved party within the statute of limitations period provided under applicable California and/or federal law for the particular claim.  Failure to make a written demand within the applicable statutory period constitutes a waiver to raise that claim in any forum.  Arbitration proceedings will be held in Los Angeles County, California.

The arbitrator shall apply applicable California and/or federal substantive law to determine issues of liability and damages regarding all claims to be arbitrated, and shall apply the California Evidence Code to the proceeding.  The parties shall be entitled to conduct reasonable discovery and the arbitrator shall have the authority to determine what constitutes reasonable discovery.  The arbitrator shall hear motions for summary disposition as provided in the California Code of Civil Procedure.

Within thirty days following the hearing and the submission of the matter to the arbitrator, the arbitrator shall issue a written opinion and award which shall be signed and dated.  The arbitrator’s award shall decide all issues submitted by the parties, and the arbitrator may not decide any issue not submitted.  The arbitrator shall prepare in writing and provide to the parties a decision and award which includes factual findings and the reasons upon which the decision is based.  The arbitrator shall be permitted to award only those remedies in law or equity which are requested by the parties and allowed by law.

The decision of the arbitrator shall be binding and conclusive on the parties and cannot be reviewed for error of law or legal reasoning of any kind.  Judgment upon the award rendered by the arbitrator may be entered in any court having proper jurisdiction.

The cost of the arbitrator and other incidental costs of arbitration that would not be incurred in a court proceeding shall be borne by the Company.  The parties shall each bear their own costs and attorneys’ fees in any arbitration proceeding, provided however, that the arbitrator shall have the authority to require either party to pay the costs and attorneys’ fees of the other party, as is permitted under federal or state law, as a part of any remedy that may be ordered.

Both the Company and employees understand that by using arbitration to resolve disputes they are giving up any right that they may have to a judge or jury trial with regard to all issues concerning employment.

No employee or other Company representative can modify this policy in any manner nor enter into any agreement that is contrary to this policy unless it is in writing and signed by the Chief Executive Officer.  If any term, provision, covenant or condition of this policy is held by a court of competent jurisdiction or an arbitrator to be invalid, void, or unenforceable, the remaining terms and provisions of this Policy will remain in full force and effect and shall in no way be affected, impaired, or invalidated.

Date:

  August 21, 2007

By:

/s/ Barclay Corbus

Barclay Corbus